EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April 28, 2017, is entered into by and between Plymouth Industrial REIT, Inc., a Maryland corporation (the "Company), and Jeffrey E. Witherell (the "Executive").

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.       Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive's employment hereunder shall be for a term (the "Employment Period") commencing on the date hereof (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Initial Termination Date"). If not previously terminated, the Employment Period shall automatically be extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date (each such extension, a "Renewal Term"), unless either party elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a "Non-Renewal") at least sixty (60) days prior to the last day of the then-current Employment Period. The Executive's employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.’

2.       Terms of Employment.

(a)       Position and Duties.

(i)       Role and Responsibilities. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company, and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Board of Directors of the Company (the "Board"). In addition, during the Employment Period, the Company shall cause the Executive to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held and the Executive's term as director will expire if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if any of the events constituting Cause (as defined below) have occurred and not been cured. Provided that the Executive is so nominated and is elected to the Board, the Executive hereby agrees to serve as a member of the Board. At the Company's request, the Executive shall serve the Company and/or its subsidiaries, including Plymouth Industrial OP, LP, and affiliates in other capacities in addition to the foregoing, consistent with the Executive's position as Chief Executive Officer of the Company. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive's compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive's service in one or more of such additional capacities is terminated, the Executive's compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii)       Exclusivity. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive's duties and responsibilities under this Agreement.

(iii)        Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company's principal offices located in Boston, Massachusetts (the "Principal Location"), except for travel to other locations as may be necessary to fulfill the Executive's duties and responsibilities hereunder.

(b)       Compensation, Benefits, Etc.

(i)       Base Salary. During the Employment Period, the Executive shall receive a base salary (the "Base Salary") of $300,000 per annum. The Base Salary shall be reviewed annually by the Compensation Committee of the Board (the "Compensation Committee") and may be increased from time to time by the Compensation Committee in its sole discretion. The Base Salary shall be paid in accordance with the Company's normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary may be increased in the Compensation Committee's discretion, but not reduced, and the term "Base Salary" as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii)       Annual Cash Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an "Annual Bonus") under the Company's bonus plan or program applicable to senior executives. The Executive's target Annual Bonus shall be set at one hundred percent (100%) of the Base Salary in effect for the relevant year (the "Target Bonus"). The actual amount of any Annual Bonus shall be determined by reference to the attainment of Company performance metrics and/or individual performance objectives, in each case, as determined by the Compensation Committee. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive's continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company's

(iii)       Equity Compensation.

(A)       On or as soon as practicable following the date of the closing of the Company's initial public offering (the "Offering Date"), the Company shall issue to the Executive an award of Restricted Stock (as defined in the Company’s 2014 Incentive Award Plan (the “Plan”)) with respect to the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), equal to the quotient obtained by dividing (x) $950,000 by (y) the initial public offering price of a share of Common Stock (the "Restricted Stock Award"). Subject to the Executive's continued service with the Company through the applicable vesting date, 25% of the Restricted Stock Award shall vest and become nonforfeitable on each of the first, second, third and fourth anniversaries of the Offering Date. The terms and conditions of the Restricted Stock Award shall be set forth in a separate award agreement in a form prescribed by the Company (the "Restricted Stock Award Agreement"), to be entered into by the Company and the Executive, which shall evidence the grant of the Restricted Stock Award.

(B)        In addition, in calendar year 2018 and each calendar year of the Company during the Employment Period after 2018, the Executive shall be eligible to receive an annual equity award pursuant to the Plan or an applicable successor incentive award plan, to be determined, in all events, by the Compensation Committee in its sole discretion.

(C)       In addition, in calendar year 2018 and each calendar year of the Company during the Employment Period after 2018, the Executive shall be eligible to receive an annual equity award pursuant to the Plan or an applicable successor incentive award plan, to be determined, in all events, by the Compensation Committee in its sole discretion.

(iv)       Benefits. During the Employment Period, the Executive (and the Executive's spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its senior executive officers from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide the Executive and the Executive's eligible dependents, at the Company's sole expense, with coverage under its group health plans; provided, however, that the Company shall determine, in its sole discretion, whether such coverage shall be paid for by the Company (in excess of subsidies provided generally to plan participants) if such payments by the Company would result in penalties assessed against the Company or the Executive under applicable law (including, without limitation, pursuant to Section 2716 of the Public Health Service Act) and/or the imposition of taxes on benefits payable under such group health plan(s). In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iv) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company's ability to modify or terminate any such plan or program.

(v)        Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company

(vi)        Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

(vii)       Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, but in no event shall the Executive accrue less than four (4) weeks of vacation per calendar year (pro-rated for any partial year of service); provided, however, that the Executive shall not accrue any vacation time in excess of four (4) weeks (twenty (20) business days) (the "Accrual Limit"), and shall cease accruing vacation time if the Executive's accrued vacation reaches the Accrual Limit until such time as the Executive's accrued vacation time drops below the Accrual Limit.

3.       Termination of Employment.

(a)       Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. Either the Company or the Executive may terminate the Executive's employment in the event of the Executive's Disability during the Employment Period. For purposes of this Agreement, "Disability" shall mean that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, Disability shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12)-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

(b)       Termination by the Company. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the Notice of Termination (as defined below):

(i)       the Executive's gross misconduct in connection with the performance of his duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), after a written demand for performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not performed his duties;

(ii)        the Executive's commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;

(iii)        the Executive's commission of, including any entry by the Executive of a guilty or no contest plea to, a felony or other crime involving moral turpitude;

(iv)       a material breach by the Executive of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company; or

(v)       the Executive's material breach of the Executive's obligations under a written agreement between the Company and the Executive, including, without limitation, such a breach of this Agreement.

(c)       Termination by the Executive. The Executive's employment may be terminated by the Executive for any reason, including with Good Reason or by the Executive without Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events without the Executive's prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)       a material diminution in Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) hereof, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)        the Company's material reduction of the Executive's Base Salary, as the same may be increased from time to time;

(iii)        a material change in the geographic location of the Principal Location which shall, in any event, include only a relocation of the Principal Location by more than twenty-five (25) miles from its existing location; or

(iv)       the Company's material breach of this Agreement.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive's termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company's cure period.

(d)       Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 12(b) hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e)        Termination of Offices and Directorships; Return of Property. Upon termination of the Executive's employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions, if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive's employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, without limitation, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, without limitation, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4.       Obligations of the Company upon Termination. Upon a termination of the Executive's employment for any reason, the Executive shall be paid, in a single lump-sum payment on the date of the Executive's termination of employment, the aggregate amount of the Executive's earned but unpaid Base Salary and accrued but unpaid vacation pay through the date of such termination (the "Accrued Obligations").

(a)       Without Cause, For Good Reason or Company Non-Renewal. If the Executive's employment with the Company is terminated (x) by the Company without Cause (other than by reason of the Executive's Disability), (y) by the Executive for Good Reason or (z) by reason of a Non-Renewal of the Employment Period by the Company and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein during the Renewal Term (in any case, a "Qualifying Termination"), then following the Executive's Separation from Service (as defined below) (such date, the "Date of Termination"), in each case, subject to and conditioned upon compliance with Section 4(d) hereof, in addition to the Accrued Obligations:

(i)        Cash Severance.

(A)       The Executive shall be paid, after a twelve (12) month period commencing with the first calendar month after the Date of Termination, an amount equal to three (3) times the sum of (x) the Base Salary in effect on the Date of Termination, plus (y) the average Annual Bonus earned by the Executive for the two (2) Company fiscal years ending during the Employment Period and immediately preceding the Company fiscal year in which such termination occurs (regardless of whether such amount was paid out on a current basis or deferred), plus (z) the average Equity Award Value (as defined below) of any Annual Grant (as defined below) made to the Executive by the Company during the prior two (2) fiscal years during the Employment Period. For the avoidance of doubt, for purposes of this Section 4(a)(i)(A), "Annual Bonus" shall include any portion of the Executive's Annual Bonus received in the form of equity rather than cash.

(B)        For purposes of Section 4(a)(i)(A)(y) hereof, in the event that the Date of Termination occurs prior to the end of the completion of the first two (2) full fiscal years of the Company during the Employment Period, then the amount in Section 4(a)(i)(A)(y) hereof shall be determined by using the Executive's Target Bonus for any such fiscal years not yet elapsed, together with Annual Bonus(es) actually earned by the Executive for fiscal years elapsed during the Employment Period (if any), annualized for any such partial fiscal year.

(C)        For purposes of Section 4(a)(i)(A)(z) hereof, in the event that the Date of Termination occurs prior to the end of the completion of the first two (2) full fiscal years of the Company during the Employment Period, then the amount in Section 4(a)(i)(A)(z) hereof shall be determined based on the average Equity Award Value of Annual Grants made to the Executive during the Employment Period prior to the Date of Termination (if any).

(ii)        For purposes of this Agreement, "Equity Award Value" shall mean (x) with respect to Stock Options and Stock Appreciation Rights (each as defined in the Plan), the grant date fair value, as computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (or any successor accounting standard), and (y) with respect to Awards (as defined in the Plan) other than Stock Options and Stock Appreciation Rights (and excluding cash Awards under the Plan), the product of (1) the number of shares or units subject to such Award, times (2) the "fair market value" of a share of the REIT's common stock on the date of grant as determined under the Plan. For purposes of this Agreement, "Annual Grant" shall mean the grant of an equity-based Award that constitutes a component of a given year's annual compensation package and shall not include any isolated, one-off or non-recurring grant outside of the Executive's annual compensation package, such as (but not limited to) the Restricted Stock Award granted pursuant to Section 2(b)(iii) hereof, an initial hiring Award, a retention Award, an Award that relates to multi-year or other long-term performance, an outperformance Award or other similar award, in any event, as determined by the Company in its sole discretion. Equity Award Acceleration. All outstanding equity awards held by the Executive on the Date of Termination shall immediately become fully vested and, to the extent applicable, exercisable. For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(iii)       COBRA. During the period commencing on the Date of Termination and ending on the eighteen (18)-month anniversary of the Date of Termination (the "COBRA Period"), subject to the Executive's valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the "Code"), the Company shall continue to provide the Executive and the Executive's eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive's employment had not been terminated based on the Executive's elections in effect on the Date of Termination; provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including, without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

Notwithstanding the foregoing, it shall be a condition to the Executive's (or the Executive's estate's or beneficiaries', if applicable) right to receive the amounts provided for in Sections 4(a)(i), 4(a)(ii) and 4(a)(iii) hereof that the Executive (or the Executive's estate or beneficiaries, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the "Release") within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that Executive (or the Executive's estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.

(b)       Death or Disability. Subject to Section 4(d) hereof, if the Executive incurs a Separation from Service (as defined below) by reason of the Executive's death or Disability during the Employment Period, in addition to the Accrued Obligations, all outstanding equity awards held by the Executive on the Date of Termination shall immediately become fully vested and, as applicable, exercisable.

(c)        For Cause, Without Good Reason or Other Terminations. If the Company terminates the Executive's employment for Cause, the Executive terminates the Executive's employment without Good Reason, or the Executive's employment terminates for any other reason not enumerated in Sections 4(a) or 4(b) hereof, in any case, during the Employment Period, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), and the Executive shall have no further rights hereunder.

(d)        Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including, without limitation, any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six (6)-month period following the Executive's "separation from service" from the Company (within the meaning of Section 409A, a "Separation from Service") if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive's death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(e)       Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 6 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive's termination of employment.

5.       Change in Control. Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change in Control (as defined in the Plan), all outstanding Company equity awards held by the Executive as of such date shall immediately become fully vested and, as applicable, exercisable.

6.       Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.       Excess Parachute Payments, Limitation on Payments.

(a)       Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the "Total Payments") would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)        Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the "Independent Advisors") selected by the Company, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

8.       Confidential Information and Non-Solicitation.

(a)       The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.

(b)        While employed by the Company and, for a period of twelve (12) months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During his employment with the Company and thereafter, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)        recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 8(a) and (b) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

9.       Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive's obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive's entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

10.       Successors.

(a)       This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.       Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated among the Company and any subsidiary or affiliate thereof in such manner as such entities determine in order to reflect the services provided by the Executive to such entities.

12.       Miscellaneous.

(a)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)       Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive's most recent address on the records of the Company.

If to the Company:

Plymouth Industrial REIT, Inc.

260 Franklin Street, Suite 1900

Boston, Massachusetts 02110

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)       Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)       Section 409A of the Code.

(i)       To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, "Section 409A").

Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)       Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed "nonqualified deferred compensation" subject to Section 409A and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(iii)       To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive's right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)       Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)       No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)       Entire Agreement. As of the Effective Date, this Agreement, together with the Restricted Stock Award Agreement, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof.

(i)        Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(j)        Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

PLYMOUTH INDUSTRIAL REIT, INC., a Maryland corporation

By: /s/ Pendleton P. White, Jr.

Name: Pendleton P. White, Jr.

Title: President

"EXECUTIVE"

/s/ Jeffrey E. Witherell

Jeffrey E. Witherell

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the "Releasees" hereunder, consisting of Plymouth Industrial REIT, Inc., a Maryland corporation (the "Company"), each of its subsidiaries, and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys' fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the Executive (as defined in the Employment Agreement, defined below) by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees' right to terminate the employment of the Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act and the Americans With Disabilities Act. Notwithstanding the foregoing, this general release (the "Release") shall not operate to release any rights or claims of the Executor (i) to payments or benefits under either Section 4(a) or 4(b) of that certain Employment Agreement, dated as of September 10, 2014, between the Company and the Executive (the "Employment Agreement"), whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the Executor and the Company, (iii) with respect to Section 2(b)(vi) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the Executive and the Company or under the bylaws, articles of incorporation of other similar governing document of the Company or (vi) to any Claims which cannot be waived by an employee under applicable law.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys' fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys' fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this 28th day of April, 2017.

/s/ Jeffrey E. Witherell

Jeffrey E. Witherell

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